UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒          Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Myovant Sciences Ltd.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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February 2, 2023

Dear Shareholder:

We have previously sent you proxy material for the important Special General Meeting of shareholders of Myovant Sciences Ltd. (“Myovant”) taking place on March 1, 2023, in connection with a proposal to vote on a merger with Sumitovant Biopharma Ltd (the “Merger Proposal”).  The special committee (the “Special Committee”) of the Board of Directors of Myovant (the “Myovant Board”) and the Myovant Board (acting upon the unanimous recommendation of the Special Committee) each recommends that you vote FOR the Merger Proposal and related proposals.

Please note that failing to vote will have the same effect as a vote AGAINST the Merger Proposal; therefore, your vote is very important, regardless of the number of shares you own. If you have not already done so, please vote TODAY via the Internet, telephone, or by signing, dating and returning the enclosed proxy card in the envelope provided.

On behalf of the Myovant Board, thank you for your support.

Very truly yours,

David Marek
Principal Executive Officer and Director

YOUR VOTE IS IMPORTANT—PLEASE VOTE TODAY!

You can vote your shares via the Internet at proxyvote.com.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED
 (877) 750-0537 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)